Exhibit 10.4

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (this “Agreement”), dated as of the 10th of March 2020 (the “Effective Date”), is entered into by and between Emmis QOZ Business, LLC, an Indiana limited liability company, located at 1 Crossways Park Drive West, Woodbury, NY 11797 (“EQOZB”) and Norfolk Main Mfg. LLC, a New York limited liability company, located at 1 West Main Street, Norfolk, NY 13667 (“Norfolk Main”).  Each of EQOZB and Norfolk Main may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Norfolk Main is a provider of manufacturing services to original equipment manufacturers of sound masking equipment.

WHEREAS, EQOZB desires to engage Norfolk Main to provide such services for the manufacture of sound masking equipment using materials provided by EQOZB in connection with that certain Asset Purchase Agreement (the “Purchase Agreement”) dated March 10, 2020 by and among EQOZB, Emmis Operating Company, Lencore Acoustics Corporation and the Stockholders of Lencore Acoustics Corporation (the “Transaction”).  Any capitalized terms not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1. Definitions.  In this Agreement, in addition to other terms that may be defined in the body of this Agreement, including the recitals hereto, the following capitalized terms, whether in singular or plural form, as appropriate, have the meanings set forth in this Section and all words importing gender include the masculine, feminine and neuter genders:

“Background IP” means Intellectual Property developed, licensed to or obtained by a Party independently of this Agreement, before or after its Effective Date, including all Intellectual Property purchased by EQOZB in connection with the Transaction, provided, however, that any EQOZB Know-how shall be EQOZB Background IP, notwithstanding that EQOZB may have provided it to Norfolk Main prior to the Effective Date.

“BOM” means the EQOZB bill of materials for the applicable Product and each BOM shall include itemized pricing down to the component level, unless otherwise agreed by EQOZB.

“Delivery Location” means the location to which the Products must be delivered, as specified in a Product Order, or such other location requested by EQOZB.

“Environmental Laws” means all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental, human health, and ecological conditions of the Facility, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Facility.

“EQOZB Background IP” means Background IP of EQOZB.

“EQOZB Intellectual Property” means Intellectual Property of EQOZB.

“EQOZB Know-how” means Know-how of EQOZB.

“EQOZB Material” means any components, dies, molds, tooling (if and as applicable) and other materials used in the Product, or in the manufacture or testing of the Product, to be provided by EQOZB to Norfolk Main and listed in the applicable Product Requirements.  EQOZB Material shall include, without limitation, the Furnished Raw Materials.

“EQOZB Property” means collectively, EQOZB Material, EQOZB Intellectual Property delivered by EQOZB to Norfolk Main pursuant hereto and all Improvements owned by EQOZB.

“Facility” means the existing manufacturing facility which Norfolk Main uses for the manufacture of the Product with an address of 1 W. Main Street, Norfolk, New York 13667.

“Furnished Raw Materials” means the raw materials required for the manufacture of the Products.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a contaminant, a pollutant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and poly- and perfluorinated alkyl substances (or PFAS).

“Improvement” means Intellectual Property that is developed by a Party while performing its obligations under this Agreement that incorporates, exploits, or cannot be used without employing all or any part of either Party’s Background IP.

“Intellectual Property” means all patents, applications for patents, discoveries, inventions, trade secrets, know-how, confidential information, copyrights (including without limitation moral rights), works of authorship, including computer programs and software, industrial design, topographies, mask works, and other intellectual property rights recognized in any jurisdiction. For any definition relating to EQOZB’s Intellectual Property, Intellectual Property shall also include Know-how.

“Know-how” means, for any definition relating to EQOZB’s Know-how, the Manufacturing Procedures, the Product Specifications and any information, including but not limited to, confidential information, trade secrets, engineering, research, manufacturing and technical data, designs, drawings, blueprints, specifications, instruction manuals, procedures, assembly methods, facilities, skills, know-how, prices, catalogues, and lists of suppliers relating to the manufacture, use, testing and sale of the Product, as disclosed orally, visually, in writing, or otherwise to Norfolk Main or Norfolk Main’s employees by EQOZB, and as may be developed or acquired by EQOZB through EQOZB’s efforts and transmitted to Norfolk Main during the Term. Without limiting the generality of the foregoing, Know-how includes the information that may be attached to, or referenced in, the applicable Product Requirements and which may be updated from time to time by EQOZB.

“Manufacturing Procedures” means those manufacturing, testing and packaging processes, procedures and specifications relating to the Product as determined from time to time by EQOZB and communicated in writing to Norfolk Main, including without limitation those described in the applicable Product Requirements.

“Product” or “Products” means sound masking products including accessories and/or any other items manufactured by Norfolk Main for EQOZB and/or shipped to a EQOZB customer.

“Product Specifications” means those technical and functional requirements, specifications and other requirements pertaining to the Product determined and provided in writing by EQOZB and comprising, in part, any portion of the Know-how.

Article II
PRODUCT MANUFACTURING

Section 2.1Product Requirements. Where EQOZB wishes to have Norfolk Main manufacture a Product pursuant to the terms of this Agreement, EQOZB shall deliver to Norfolk Main a description of the EQOZB Materials (including the BOM) and assembly procedures (“Product Requirements”) necessary to manufacture such Product. During the Term and subject to the provisions of this Agreement, Norfolk Main shall manufacture and deliver to EQOZB’s customers or provide to EQOZB, as directed by EQOZB, the Products and such other goods as this Agreement contemplates and/or as the Parties may mutually agree in separate written Product Requirements.

Section 2.2Furnished Raw Materials.  EQOZB shall supply, at its sole cost and expense, the Furnished Raw Materials in such quantities as will be necessary to manufacture the Products.  Norfolk Main shall store the Furnished Raw Materials consistent with past practices and as requested by EQOZB, and shall use the Furnished Raw Materials exclusively in the manufacturing of the Products.

Section 2.3Product Documents and Quality Control. For each Product to be manufactured, EQOZB shall, from time to time, provide, at its expense, applicable Product Specifications, manufacturing specifications, manufacturing standards, testing standards and/or other Product Requirements, each as updated from time to time (collectively “Product Documents”) to Norfolk Main; and Norfolk Main shall comply with such Product Documents to the extent compliance does not increase its costs of doing business.  Norfolk Main shall manufacture the Products in compliance with the then-current Product Documents applicable to each Product and all other express requirements of this Agreement and/or applicable Product Requirements.  Norfolk Main shall inspect and conduct quality control audits of the Product consistent with past practices and in accordance with all instructions provided by EQOZB.

Section 2.4Security.  Norfolk Main shall use commercially efforts to provide for the safekeeping of all EQOZB Material and Products at the Facility or in Norfolk Main’s possession.  The Products shall, to the extent reasonably practicable, be kept in a segregated and secured area of the Facility.

Article III
PRODUCT ORDERS

Section 3.1Product Orders. EQOZB shall order Products from Norfolk Main through SAP or by telephone (each, a “Product Order”) and shall specify the necessary quantity and model numbers of such ordered Products.  All Product Orders for Products shall be deemed to be accepted by Norfolk Main upon Norfolk Main’s receipt of such Product Orders.

Section 3.2Provision and Storage of EQOZB Material. EQOZB shall provide EQOZB Material to Norfolk Main, at EQOZB’s sole cost and expense, for use by Norfolk Main to manufacture and supply the Products exclusively for and to EQOZB pursuant to the terms of this Agreement.

Article IV
Payment Obligations

Section 4.1Payment.

(a)Norfolk Main will issue invoices to EQOZB as follows:

(i)Norfolk Main will invoice EQOZB monthly for its share of rent , in the amount of $9,200;

(ii)Norfolk Main will invoice EQOZB monthly for 80% of other third party, out-of-pocket costs directly related to the Facility (“Other Facility Costs”) and, with each invoice, provide to EQOZB supporting documentation evidencing such Other Facility Costs; and

(iii) Norfolk Main will invoice EQOZB weekly for all Manufacturing Employee (as defined herein) costs incurred by Norfolk Main to manufacture the Products.

(b)EQOZB shall pay all undisputed invoices within ten (10) days of receipt of invoice. EQOZB, at its sole election and discretion, may make any payment hereunder to Norfolk Main by means of electronic transfer.

Article V
Delivery of Product and packaging; Title

Section 5.1Packaging. Norfolk Main shall, at EQOZB’s sole cost and expense, package and store all Products consistent with past practice and in accordance with the applicable Product Specifications and Manufacturing Procedures and shall use commercially reasonable efforts to prevent any loss or damage to any Products while such Products are stored at the Facility or in Norfolk Main’s possession. Norfolk Main shall ensure that each shipment of Product is accompanied by a packing slip that indicates all Product descriptions and EQOZB part numbers.

Section 5.2 Delivery and Shipping Requirements. Norfolk Main shall ship and deliver the Products in accordance with EQOZB’s instructions.  EQOZB may change the Delivery Location at any time by giving prior written notice to Norfolk Main at any time before the applicable Products are shipped. EQOZB shall choose the carrier, arrange shipping, and pay the carrier directly for all shipping costs.

Section 5.3Title.  The relationship between the Parties shall be that of bailor / bailee.  Title and risk of loss with respect to the Products and the EQOZB Materials shall remain at all times with EQOZB.

Article VI
Term and TerminatioN

Section 6.1Term. The term of this Agreement will be for an initial period of one (1) year commencing on the Effective Date (“Initial Term”).  This Agreement will renew automatically for successive three (3) month periods (“Renewal Term”) unless either Party provides written notice of its intent to terminate the Agreement no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.  Notwithstanding the foregoing, neither Party may terminate this Agreement prior to September 1, 2020.

Section 6.2Termination for Convenience.  Either Party may terminate this Agreement at any time and for any reason effective ninety (90) days after written notice of such termination. Notwithstanding the foregoing, neither Party may terminate this Agreement prior to September 1, 2020.

Section 6.3Termination for Cause.

(a)EQOZB may terminate this Agreement, by providing written notice if Norfolk Main (i) breaches, or threatens to breach, any representation, warranty or covenant of Norfolk Main under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within thirty (30) days of notice of such breach; or (ii) becomes insolvent, files or has filed against it, a petition for voluntary or involuntary bankruptcy, or makes or seeks to make a general assignment for the benefit of its creditors.

(b)Norfolk Main may terminate this Agreement, by providing written notice if EQOZB (i) breaches, or threatens to breach, any representation, warranty or covenant of EQOZB under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within thirty (30) days of notice of such breach; or (ii) becomes insolvent, files or has filed against it, a petition for voluntary or involuntary bankruptcy, or makes or seeks to make a general assignment for the benefit of its creditors

Section 6.4Consequences of Termination.

(a)Outstanding Product Orders. All Product Orders issued prior to the expiration, non-renewal or termination of this Agreement shall be fulfilled by Norfolk Main, unless EQOZB notifies Norfolk Main in writing to terminate any such Product Orders, in whole or in part.

(b)Return of Material.  Upon the effective date of termination or expiration of this Agreement, Norfolk Main will complete an orderly shutdown of the assembly operation.  In addition, EQOZB will purchase from Norfolk Main all work in process required to fulfill outstanding Product Orders and any forecasted Product Orders obtained by Norfolk Main in order to manufacture and supply the Product, at an amount equal to the total direct costs actually incurred by Norfolk Main for such goods.  All money due and payable will be paid within thirty (30) days of submission of a valid invoice by Norfolk Main to EQOZB.  Norfolk Main will promptly ship all of EQOZB's property to a location designated by EQOZB at the expense of EQOZB.  Norfolk Main will make inventory, documentation and other evidence bearing on payment available to EQOZB for its inspection.

(c)Return of EQOZB Property.  Subject to Section 6.4(b), within thirty (30) days of termination of this Agreement, Norfolk Main shall return (or destroy, if so requested by EQOZB) to EQOZB all EQOZB Materials and all tangible EQOZB Property (including any EQOZB Confidential Information in its possession). Norfolk Main shall destroy all electronic versions of the documents, and shall deliver to EQOZB a certificate signed by an authorized senior officer of Norfolk Main certifying that all such material has been returned or destroyed and that, subject to Section 6.4(b), all other EQOZB Property and EQOZB Material has been returned to EQOZB unless otherwise directed by EQOZB.

Article VII
Intellectual Property Ownership

Section 7.1Ownership of Intellectual Property. EQOZB shall retain all rights, title and ownership in and to EQOZB’s Background IP and all Intellectual Property rights therein and Norfolk Main has no rights, title or ownership in or to EQOZB’s Background IP. As between EQOZB and Norfolk Main, EQOZB shall own all Improvements to EQOZB’s Background IP developed by either EQOZB or Norfolk Main, independently, or by EQOZB and Norfolk Main, jointly.

Section 7.2Confidentiality.

(a)Definition.  In connection with this Agreement, each Party has disclosed and may continue to disclose to the other Party information that relates to the disclosing Party’s business operations, financial condition, customers, products, services or technical knowledge.  Except as may otherwise be specifically agreed in writing by the parties, each Party agrees that (i) all information communicated to it by the other and identified as confidential or proprietary, whether before or after the Effective Date; (ii) all information identified as confidential or proprietary to which it has access in connection with this Agreement, whether before or after the Effective Date; and (iii) all information communicated to it that should have been understood by the receiving Party, because of confidentiality or similar legends, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing Party (collectively, the “Confidential Information”), shall be and shall be deemed to have been received in confidence and shall be used only for purposes of this Agreement in compliance with applicable law.

(b)Confidentiality.  Each Party’s Confidential Information shall remain the property of that Party except as may otherwise be expressly provided in this Agreement.  Each Party shall use at least the same degree of care it uses to protect its own Confidential Information in order to safeguard and prevent disclosing to third parties the Confidential Information of the other Party and, in any event, no less than reasonable care.  Each Party shall not (i) make any use or copies of the Confidential Information of the other Party except as contemplated by this Agreement; (ii) acquire any right in or assert any lien against the Confidential Information of the other; or (iii) sell, assign, lease or otherwise commercially exploit the Confidential Information or any derivative works of the other Party.  Neither Party may withhold the Confidential Information of the other Party or refuse for any reason, including due to the other Party’s actual or alleged breach of this Agreement, to promptly return to the other Party its Confidential Information, including copies, if requested to do so.

(c)Exclusions.  This Section 7.2 shall not apply to any particular information that either Party can demonstrate (i) was, at the time of disclosure to it, in the public domain; (ii) was, after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; (v) was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party as evidenced by the receiving Party’s own records; or (vi) was required to satisfy any legal requirement of a competent governmental authority (including any disclosure required under applicable stock exchange rules); provided that such Party promptly, upon receiving any such request and prior to making the disclosure, advised the other Party and took action to ensure confidential treatment of the Confidential Information.

Article VIII
Labor

Section 8.1Norfolk Main will employ and assign the personnel identified on Exhibit A attached hereto (the “Manufacturing Employees”) to manufacture the Products.  Norfolk Main may change or replace a Manufacturing Employee upon prior written notice to EQOZB; provided, however, that if a Manufacturing Employee is identified on Exhibit A as a “Key Manufacturing Employee”, such employee may only be removed or replaced with the prior written consent of EQOZB. The Manufacturing Employees shall work exclusively on the services described in this Agreement. Norfolk Main will also provide overall project management (including quality control and production management) in accordance with generally accepted industry standards and consistent with past practices.

Section 8.2Norfolk Main shall be responsible for paying the wages of all Manufacturing Employees. Norfolk Main will maintain all accounting records and administrative payroll taxes pertaining to such Manufacturing Employees which will be available to be audited by the EQOZB no more than two (2) times per year.  If there are concerns about the accuracy of the records and a third-party accounting firm is needed to further audit Norfolk Main, the cost of such shall be paid by Norfolk Main if any errors by Norfolk Main are discovered through the audit, or paid by EQOZB if no errors by Norfolk Main are discovered through the audit.  A third-party audit can be requested no more frequently than once per year.

Section 8.3Neither Norfolk Main nor any of its employees will in any sense be considered an employee or an agent of EQOZB, nor will Norfolk Main employees (including the Manufacturing Employees) be entitled or eligible to participate in any benefits or privileges given or extended by EQOZB to its employees.  Similarly, EQOZB employees will not be entitled or eligible to participate in any benefits or privileges given or extended by Norfolk Main to its employees.

Section 8.4Norfolk Main will perform its obligations hereunder as an independent contractor.  Nothing contained herein will be construed to imply a partnership, joint venture or agency relationship between the Parties.  The Parties will not be entitled to create any financial or other obligations to third-parties on behalf of the other Party, except as expressly contemplated by this Agreement.

Section 8.5In consultation with EQOZB, Norfolk Main will arrange sufficient capacity to enable it to maintain manufacturing operations to support EQOZB’s current and forecasted demand for Products. Dan Jacobs, or his designee, will act as EQOZB’s liaison to Norfolk Main for the purpose of communicating EQOZB’s requirements for production forecasts, anticipated labor needs, and prioritization of orders and other issues related to this Agreement.

Article IX
Indemnities

Section 9.1Third Party Claims.

(a)Norfolk Main shall indemnify and hold harmless EQOZB and its directors, officers, employees, authorized subcontractors and other representatives (collectively, “EQOZB Indemnitees”) from and against any and all liability including without limitation, all costs, expenses, claims, damages, profits, reasonable attorney fees and other amounts incurred (collectively, “Losses”) by any EQOZB Indemnitee in connection with such liability resulting from any third-party claims against any EQOZB Indemnitee on account of injuries, including death, to any person, damage to property, or other third-party claims, demands or proceedings against the EQOZB Indemnitees, to the extent caused by or in connection with (a) the fault, misconduct or negligence of Norfolk Main, its employees, representatives, agents or other persons within its control; (b) the breach by Norfolk Main of its obligations hereunder; (c) the violation of any applicable law by Norfolk Main; (d) any material supplied or procured by Norfolk Main; or (e) the presence, emanation, migration (including offsite migration), disposal, release or threatened release of any Hazardous Substances on, within, or to or from the Facility. EQOZB shall promptly notify Norfolk Main of any such claim and Norfolk Main shall have complete control, at its cost, of any negotiation, arbitration or litigation concerning such claims except that Norfolk Main shall not enter into any settlement agreements without the prior written consent of the EQOZB Indemnitees. EQOZB shall provide, at Norfolk Main’s cost, all available information and other reasonable support in respect of its investigation or defense of any such claim or suit.

(b)EQOZB shall indemnify and hold harmless Norfolk Main and its directors, officers, employees, authorized subcontractors and other representatives (collectively, “Norfolk Main Indemnitees”) from and against any and all Losses by any Norfolk Main Indemnitee in connection with such liability resulting from any third-party claims against any Norfolk Main Indemnitee on account of injuries, including death, to any person, damage to property, or other third-party claims, demands or proceedings against the Norfolk Main Indemnitees, to the extent caused by or in connection with (a) the fault, misconduct or negligence of EQOZB, its employees, representatives, agents or other persons within its control; (b) the breach by EQOZB of its obligations hereunder; (c) the violation of any applicable law by EQOZB; (d) any EQOZB Material, or any other material supplied or procured by EQOZB; or (e) any claim of infringement of any third-party intellectual property rights alleged or determined to be caused by Product Documents, design, process or written instructions supplied by EQOZB for manufacture of the Products.  Norfolk Main shall promptly notify EQOZB of any such claim and EQOZB shall have complete control, at its cost, of any negotiation, arbitration or litigation concerning such claims except that EQOZB shall not enter into any settlement agreements without the prior written consent of the Norfolk Main Indemnitees.  Norfolk Main shall provide, at EQOZB’s cost, all available information and other reasonable support in respect of its investigation or defense of any such claim or suit.

Article X
Representations and warranites; product Warranty

Section 10.1Representations and Warranties of the Parties.

(a)Norfolk Main’s Representations and Warranties.  Norfolk Main represents and warrants to EQOZB that: (a) it is a limited liability company, duly organized, validly existing and in good standing under the law of the State of New York; (b) the execution, delivery and performance of this Agreement by Norfolk Main will not violate, conflict with, require consent under or result in any breach or default under any of its organizational documents or any applicable laws; and (c) it is in compliance with all applicable laws relating to this Agreement, the Products and the operation of its business.

(b)EQOZB’s Representations and Warranties.  EQOZB represents and warrants to Norfolk Main that: (a) it is a limited liability company, duly organized, validly existing and in good standing under the law of the State of Indiana; (b) the execution, delivery and performance of this Agreement by EQOZB will not violate, conflict with, require consent under or result in any breach or default under any of its organizational documents or any applicable laws; and (c) it is in compliance with all applicable laws relating to this Agreement, the Products and the operation of its business.

Section 10.2Product Warranty.  Norfolk Main warrants that Products will be manufactured in strict compliance with the Product Documents and be free from defects in materials and workmanship under normal use and operation. The above product warranty will remain in effect with respect to each unit of Product for a period starting on the date that such unit is delivered to EQOZB (or EQOZB’s customer) in accordance with the terms of this Agreement and ending on the date that is one (1) year thereafter (the “Warranty Period”).

Section 10.3LIMITATION OF WARRANTY. THE WARRANTY SET FORTH IN Section 10.1 IS IN LIEU OF, AND NORFOLK MAIN EXPRESSLY DISCLAIMS, AND EQOZB EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES AGAINST INTELLECTUAL PROPERTY INFRINGEMENT.

Article XI
Insurance

Section 11.1Norfolk Main shall, at its own expense, at all times during the Term, provide and maintain in effect those insurance policies and minimum limits of coverage designated below:

(a)Employee health insurance and participation in the Workmen’s Compensation Fund, as required by New York law, covering accidental injury and death benefits.

(b)Property Insurance covering (a) machinery, equipment, other property and contents under Norfolk Main’s care, custody, and control in an amount not less than Three Million Dollars ($3,000,000) in the aggregate; and (b) materials, work in process, finished goods, packaging materials, other property and contents under Norfolk Main’s care, custody, and control in an amount not less than Three Million Dollars ($3,000,000) in the aggregate.

(c)Commercial General Liability Insurance maintained on an occurrence basis covering bodily injury and property damage liability, personal and advertising injury liability, products completed operations and contractual liability for bodily injury, property damage, personal injury and advertising injury, with minimum coverage of One Million Dollars ($1,000,000) per occurrence and in the aggregate.

(d)Umbrella Liability Insurance with minimum coverage no less than Ten Million Dollars ($10,000,000).

(e)Employment Practices Liability insurance with minimum coverage limits not less than One Million Dollars ($1,000,000).  Any employment practices liability coverage secured separately by EQOZB responds excess of any available policy proceeds from this required Norfolk Main Employment Practices Liability coverage.

Norfolk Main shall ensure that EQOZB, its parent and subsidiaries including any affiliates, its officers, directors, agents and employees, are named as additional insureds to Norfolk Main’s Commercial General Liability Insurance.  Certificates of Insurance including endorsements evidencing the insurance maintained by Norfolk Main shall be furnished to EQOZB prior to the Effective Date and thereafter upon request and within a reasonable time after such coverage is renewed or replaced.  The policies are primary and non-contributory to any other insurance available to EQOZB, and such requirement shall be evidenced on the Certificates of Insurance. Norfolk Main waives any and all rights to subrogate against any of EQOZB’s insurance policies and such requirement shall be evidenced on the Certificates of Insurance. The policies shall require that EQOZB is provided with thirty (30) days prior written notice in the event of cancellation, non-renewal or reduction in coverage that causes Norfolk Main to no longer be in compliance with any of the requirements set forth in this Section 11.1. Nothing in this Section 11.1 shall be deemed to preclude Norfolk Main from selecting a new insurance carrier or carriers or obtaining new or amended policies at any time, as long as the above insurance coverage is maintained. Norfolk Main will furnish EQOZB with applicable certificates of insurance from time to time upon reasonable request.

Article XII
MISCELLANEOUS

Section 12.1Force Majeure. Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; typhoons; tornadoes; earthquakes; epidemics; strikes affecting the industry; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of terrorism; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party; provided that the Party affected by such event promptly notifies (in no event more than five (5) business days from discovery of the event) the other Party of the event. If the delays caused by the force majeure conditions are not cured within ninety (90) days of the force majeure event, then either Party may immediately terminate without penalty this Agreement or any outstanding Product Order hereunder. Termination of this Agreement pursuant to this Section 12.1 will not affect EQOZB’s obligation to pay Norfolk Main for services already performed by Norfolk Main, as set forth herein.

Section 12.2Notice. All notices, demands and other communications made hereunder will be in writing and will be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), sent by electronic mail with confirmation of receipt, or by facsimile (fax) addressed to the respective Parties at the following addresses:

As to EQOZB: One Emmis Plaza Suite 700 40 Monument Circle Indianapolis, Indiana 46204 ATTN: Legal Department Telephone: 317.684.6565 Facsimile: 317.684.5583 Email: legal@emmis.com	As to Norfolk Main: Norfolk Main Mfg. LLC 1 Crossways Park Drive West Woodbury, NY 11797 Attention: Jonathan Leonard (jsleonard@mercuryn.com)
With a copy that shall not constitute notice to: Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, IN 46204 Attention: Brad Schwer Email: BSchwer@taftlaw.com	With a copy that shall not constitute notice to: Zuber Lawler & Del Duca LLP 350 S. Grand Ave., 32nd Floor Los Angeles, CA 90071 Attention: Josh Lawler Email: jlawler@zuberlawler.com

Any written notice is deemed to have been received: at the time of its delivery, if sent by personal delivery, registered mail or prepaid courier; on the seventh (7th) day following its sending, if sent by prepaid mail; or, on the second (2nd) day following its sending, if transmitted by facsimile transmission or otherwise transmitted electronically, as may be permitted in this Agreement for certain documents. The above addresses may be changed at any time by either Party with prior written notice as provided above.

Section 12.3Entire Agreement. This Agreement, and any Exhibits attached hereto, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements, and negotiations between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein, and Exhibits attached hereto, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals.  The terms and conditions of this Agreement shall control over any terms, whether additional or inconsistent, contained within a Product Order or any other document, standard, automatically or manually generated, or otherwise, and no other terms shall be made a part of this Agreement or deemed to amend, modify or supersede the terms of this Agreement, unless EQOZB and Norfolk Main specifically agree in writing.

Section 12.4Amendment. No course of dealing between the Parties hereto will be effective to amend, modify or change any provision of this Agreement. This Agreement may not be amended, modified or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section 12.4, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Exhibit hereto. Any such supplemental written agreement executed by the Parties will be binding upon the Parties.

Section 12.5Partial Invalidity. Whenever possible, each provision of this Agreement will be interpreted in such a way as to be effective and valid under applicable law. If any provision or any part thereof contained in this Agreement is, for any reason, held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed (a) as if such invalid or unenforceable provision or part thereof had been effectively modified to the extent necessary to avoid the illegality or unenforceability of such provision, if possible, and if not, then (b) as if such invalid or unenforceable provision or part thereof had not been contained herein.

Section 12.6Waiver. No Party shall be deemed to have waived the exercise of any right that it holds under this Agreement or at law unless such waiver is expressly made in writing. Failure of a Party at any time, and for any length of time, to require performance by the other Party of any obligation under this Agreement shall in no event affect the right to require performance of that obligation or the right to claim remedies for breach under the Agreement or at law. Waiver by either Party of any breach of any provision of this Agreement will not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement or at law.

Section 12.7Attorneys' Fees and Costs. In the event that attorneys' fees or other costs are incurred to enforce payment or performance of any obligation, agreement or covenant between the Parties or to establish damages for the breach of any obligation, agreement or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing Party will be entitled to recover from the other Party its reasonable attorneys' fees and costs, including any appellate fees and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted, and the costs, fees and expenses incurred to enforce or preserve the rights of one Party in a bankruptcy or other insolvency proceeding wherein the other Party is named as the debtor.

Section 12.8Governing Law and Jurisdiction. All matters arising out of this Agreement will be governed by the laws of the State of New York, without application of conflicts of law principles. Venue will be Nassau County and each Party waives any argument against personal jurisdiction or forum non conveniens.

Section 12.9Further Assurances. Each Party shall execute and deliver all such further documents and instruments and do all acts and things as the other Party may reasonably require to carry out the full intent and meaning of this Agreement, including without limitation all documents necessary or useful in connection with the granting and perfecting of rights and supply of products and services contemplated in this Agreement.

Section 12.10Counterparts/Facsimile Signatures. This Agreement, and any amendment, supplement, restatement or termination of any provision hereof may be signed, executed and delivered by manual or facsimile signature in several counterparts of like form, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

Section 12.11Survival. Articles VII, IX, X and XII of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

Section 12.12Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 7.2 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by a Party of any such obligations, the non-breaching Party shall, in addition to any and all other rights and remedies that may be available to it at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 12.12.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date set forth above.

EMMIS QOZ BUSINESS, LLC

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President

NORFOLK MAIN MFG. LLC

By:	/s/ Jonathan S. Leonard
	Name:	Jonathan S. Leonard
	Title:	Authorized Officer

EXHIBIT A

Manufacturing Employees

Employee Contact List	What do they work on
AMY R SHONYO	iNet- Solder
BRENDON J CLOSS	RCVC/MAIN/Secondary--Solder and Assemble
Carmine Cruz	Assembler/iNet
Cathy Height-Bouchey	iNet-OP (G525)/Power Supplies
Christian J Fowler	iNet-Solder
Darlene Spagone	iNet Solder
Dylan S Strader	iNet-Solder/Assembler/TECH-G1525
FLOYD M THOMAS	iNet-Solder
JAKE D LASHWAY	Classic-Solder--ALL CLASSIC
Jeff Lavalley	iNet-Assembler
JEREMIAH J ASHLEY	iNet-Solder
Jon Emlaw	DeskTops/Paint ALL DEPT, ForkTruck
Larry Goodspeed	Classic-Solder/Assembler
LARRY H ALFRED	Classic-Solder/Assembler
Larry J Goodspeed Jr	Classic-Solder/Assembler/TECH-G7225/G8220
Matthew D Love	Assembler
Matthew Ramsdell	Tech-G8350/1RU/HEADENDS/Fork Truck Operator
Randy J Newtown	All Pendant/Assembler-iNET
Raymond Ridgway	Assembler-iNet
RICHARD MACLINA	Assembler-iNet
Verna Jandreau	Floor Supervisor/TECH SME
Matthew Casselman	Plant Manager